Exhibit 10.32

THIS WARRANT AND THE UNITS ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN SECTIONS 5.3 AND 5.4 BELOW, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

WARRANT TO PURCHASE LIMITED LIABILITY COMPANY INTERESTS

Company:	YUMANITY HOLDINGS, LLC, a Delaware limited liability company
Number of Units:	4,800
Type/Class of Units:	Class A Preferred
Warrant Price:	$6.7587 per unit (Subject to Section 1.7)
Issue Date:	June 14, 2018
Expiration Date:	June 14, 2028 See also Section 5.1(b).
Credit Facility:	This Warrant to Purchase Limited Liability Company Interests (“Warrant”) is issued in connection with that certain Loan and Security Agreement of even date herewith among Oxford Finance LLC, as Lender and Collateral Agent, the Lenders from time to time party thereto, including Silicon Valley Bank and Yumanity Therapeutics, Inc. (the “Borrower”) (as modified, amended and/or restated from time to time, the “Loan Agreement”).

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, SILICON VALLEY BANK (“SVB” or “Bank” and, together with any successor or permitted assignee or transferee of this Warrant or of any units issued upon exercise hereof, “Holder”) is entitled to purchase the number of fully paid and non-assessable units of limited liability company interest (the “Units”) of the above-stated Type/Class of Units (as may be adjusted from time to time pursuant to the provisions of this Warrant, the “Class”) as defined in, and having the relative rights, powers, preferences and privileges as set forth in, the above-named company’s (the “Company”) Second Amended and Restated Operating Agreement dated as of February 8, 2016, as amended and/or restated and in effect from time to time (the “Operating Agreement”) at the above-stated Warrant Price, all as set forth above and as adjusted pursuant to Section 2 of this Warrant, subject to the provisions and upon the terms and conditions set forth in this Warrant. Reference is made to Section 5.4 of this Warrant whereby Silicon Valley Bank shall transfer this Warrant to its parent company, SVB Financial Group.

As used herein, “units” refers generally to limited liability company interests in the Company, whether such interests be styled as units, percentage interests, shares or otherwise in the Operating Agreement.

SECTION 1.    EXERCISE.

1.1    Method of Exercise. Holder may at any time and from time to time exercise this Warrant, in whole or in part, by delivering to the Company the original of this Warrant together with a duly executed Notice of Exercise in substantially the form attached hereto as Appendix 1 and, unless Holder is exercising this Warrant pursuant to a cashless exercise set forth in Section 1.2, a check, wire transfer of same-day funds (to an account designated by the Company), or other form of payment acceptable to the Company for the aggregate Warrant Price for the Units being purchased.

1.2    Cashless Exercise. On any exercise of this Warrant, in lieu of payment of the aggregate Warrant Price in the manner as specified in Section 1.1 above, but otherwise in accordance with the requirements of Section 1.1, Holder may elect to receive Units equal to the value of this Warrant, or portion hereof as to which this Warrant is being exercised. Thereupon, the Company shall issue to the Holder such number of fully paid and non-assessable Units as are computed using the following formula:

X = Y(A-B)/A

where:

X =	the number of Units to be issued to the Holder;

Y =	the number of Units with respect to which this Warrant is being exercised (inclusive of the Units surrendered to the Company in payment of the aggregate Warrant Price);

A =	the fair market value (as determined pursuant to Section 1.3 below) of one Unit; and

B =	the Warrant Price.

1.3    Fair Market Value. If units of the Class are then traded or quoted on a nationally recognized securities exchange, inter-dealer quotation system or over-the-counter market (a “Trading Market”), the fair market value of a Unit shall be the closing price or last sale price of a unit of the Class reported for the Business Day immediately before the date on which Holder delivers this Warrant together with its Notice of Exercise to the Company. If units of the Class are not then traded in a Trading Market, the Board of Directors of the Company shall determine the fair market value of a Unit in its reasonable good faith judgment.

1.4    Delivery of Certificate and New Warrant. Within a reasonable time after Holder exercises this Warrant in the manner set forth in Section 1.1 or 1.2 above, if units of the Class are then certificated by the Company, the Company shall deliver to Holder a certificate representing the Units issued to Holder upon such exercise and, if this Warrant has not been fully exercised and has not expired, a new warrant of like tenor representing the Units not so acquired. If units of the Class are not then certificated by the Company, the Company will deliver to Holder such evidence of the issuance of such Units to Holder as required or permitted under the Operating Agreement or, if there be none, such evidence as Holder may reasonably request.

1.5    Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form, substance and amount to the Company or, in the case of mutilation, on surrender of this Warrant to the Company for cancellation, the Company shall, within a reasonable time, execute and deliver to Holder, in lieu of this Warrant, a new warrant of like tenor and amount.

1.6    Treatment of Warrant Upon Acquisition of Company.

(a)    Acquisition of the Company. For the purpose of this Warrant, “Acquisition of the Company” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Company; (ii) any merger or consolidation of the Company into or with another person or entity (other than a merger or consolidation effected exclusively to change the Company’s domicile), or any other company reorganization, in which the members and other holders of units of the Company in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Company’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Company members and other holders of units beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Company); or (iii) any sale, contribution or other transfer by the members and/or other holders of units of the Company of units representing at least a majority of the Company’s then-total outstanding combined voting power.

(b)    Treatment of Warrant at Acquisition of the Company. In the event of an Acquisition of the Company in which the consideration to be received by the Company’s members and other holders of units consists solely of cash, solely of Marketable Securities or a combination of cash and Marketable Securities (a “Cash/Public Acquisition”), and Holder has not exercised this Warrant pursuant to Section 1.1 and/or 1.2 above as to all Units, either (i) Holder shall exercise this Warrant pursuant to Section 1.1 and/or 1.2 and such exercise will be deemed effective immediately prior to and contingent upon the consummation of such Acquisition of the Company,

(ii) Holder shall exercise its Redemption Right (as defined in Section 1.8) to cause the Company to purchase this Warrant pursuant to Section 1.8 and such exercise shall be deemed effective immediately prior to and contingent upon the consummation of such Acquisition of the Company, or (iii) if Holder fails to exercise this Warrant or its Redemption Right, this Warrant will expire immediately prior to the consummation of such Acquisition of the Company.

(c)    The Company shall provide Holder with written notice of its request relating to the Cash/Public Acquisition (together with such reasonable information as Holder may reasonably require regarding the treatment of this Warrant in connection with such contemplated Cash/Public Acquisition giving rise to such notice), which is to be delivered to Holder not less than seven (7) Business Days prior to the closing of the proposed Cash/Public Acquisition.

(d)    Upon the closing of any Acquisition of the Company other than a Cash/Public Acquisition defined above, the acquiring, surviving or successor entity shall assume the obligations of this Warrant, and this Warrant shall thereafter be exercisable for the same securities and/or other property as would have been paid for the Units issuable upon exercise of the unexercised portion of this Warrant as if such Units were outstanding on and as of the closing of such Acquisition of the Company, subject to further adjustment from time to time in accordance with the provisions of this Warrant.

(e)    As used in this Warrant, “Marketable Securities” means securities meeting all of the following requirements: (i) the issuer thereof is then subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is then current in its filing of all required reports and other information under the Act and the Exchange Act; (ii) the class and series of shares or other security of the issuer that would be received by Holder in connection with the Acquisition of the Company were Holder to exercise this Warrant on or prior to the closing thereof is then traded in Trading Market, and (iii) following the closing of such Acquisition of the Company, Holder would not be restricted from publicly re-selling all of the issuer’s shares and/or other securities that would be received by Holder in such Acquisition of the Company were Holder to exercise this Warrant in full on or prior to the closing of such Acquisition of the Company, except to the extent that any such restriction (x) arises solely under federal or state securities laws, rules or regulations, and (y) does not extend beyond six (6) months from the closing of such Acquisition of the Company.

1.7    Adjustment to Warrant Price. If, upon the closing of the Next Equity Financing, the Next Equity Financing Price shall be less than the Warrant Price in effect as of immediately prior thereto, then the “Warrant Price” shall be the Next Equity Financing Price from and after such closing, subject to adjustment thereafter from time to time in accordance with the provisions of this Warrant. As used herein (i) “Next Equity Financing” means the first sale or issuance by the Company on or after the Issue Date of this Warrant set forth above, in a single transaction or series of related transactions, of units of its preferred units or other senior equity securities to one or more investors for cash for financing purposes; (ii) “Next Equity Financing Securities” means the type, class and series of preferred units or other senior equity security sold or issued by the Company in the Next Equity Financing; and (iii) “Next Equity Financing Price” means the lowest price per unit for which Next Equity Financing Securities are sold or issued by the Company in the Next Equity Financing.

1.8    Redemption Right.

(a)    In connection with any Acquisition of the Company, any Acquisition of the Borrower (as defined below), a Company IPO (as defined below), a Borrower IPO (as defined below) or the Expiration Date if this Warrant has not been exercised (each, a “Redemption Right Event”), Holder shall have the right, but not the obligation, to provide written notice to the Company of its election to require the Company to purchase this Warrant (a “Redemption Right”) for the Redemption Price (as defined below); provided, however, in the case of the Redemption Right Event due to the Expiration Date if this Warrant has not been exercised, no written notice by Holder to the Company shall be required and Holder shall be deemed to have automatically exercised its election to require the Company to purchase this Warrant on the Expiration Date.

(b)    If Holder exercises the Redemption Right, the Company shall pay the Redemption Price in cash to Holder, pursuant to wiring instructions provided by Holder to the Company either in the notice of exercise or thereafter in writing, (i) in connection with a Redemption Right Event (other than the Expiration Date), immediately prior to and contingent upon the consummation of such Redemption Right Event, and (ii) pursuant to the Expiration Date, within five (5) Business Days following the Expiration Date.

(c)    The term “Redemption Price” means an amount equal to (x) four percent (4%) times (y) the aggregate principal amount of Credit Extensions (as defined in the Loan Agreement) made by SVB to the Borrower under the Loan Agreement.

(d)    The term “Acquisition of the Borrower” means any transaction or series of related transactions involving: (i) the sale, lease, exclusive license, or other disposition of all or substantially all of the assets of the Borrower; (ii) any merger or consolidation of the Borrower into or with another person or entity (other than a merger or consolidation effected exclusively to change the Borrower’s domicile), or any other corporate reorganization, in which the stockholders of the Borrower in their capacity as such immediately prior to such merger, consolidation or reorganization, own less than a majority of the Borrower’s (or the surviving or successor entity’s) outstanding voting power immediately after such merger, consolidation or reorganization (or, if such Borrower’s stockholders beneficially own a majority of the outstanding voting power of the surviving or successor entity as of immediately after such merger, consolidation or reorganization, such surviving or successor entity is not the Borrower); or (iii) any sale or other transfer by the stockholders of the Borrower of shares representing at least a majority of the Borrower’s then-total outstanding combined voting power.

SECTION 2.    ADJUSTMENTS TO THE UNITS AND WARRANT PRICE.

2.1    Unit Dividends, Splits, Etc. If the Company declares or pays a dividend or distribution on the outstanding units of the Class payable in common units or other units, securities or property (other than cash), then upon exercise of this Warrant, for each Unit acquired, Holder shall receive, without additional cost to Holder, the total number and kind of units, securities and property which Holder would have received had Holder owned the Units of record as of the date the dividend or distribution occurred. If the Company subdivides the outstanding units of the Class by reclassification or otherwise into a greater number of units, the number of Units purchasable hereunder shall be proportionately increased and the Warrant Price shall be proportionately decreased. If the outstanding units of the Class are combined or consolidated, by reclassification or otherwise, into a lesser number of units, the Warrant Price shall be proportionately increased and the number of Units shall be proportionately decreased.

2.2    Reclassification, Exchange, Combinations or Substitution. Upon any event whereby all of the outstanding units of the Class are reclassified, exchanged, combined, substituted, or replaced for, into, with or by Company securities of a different class and/or series, then from and after the consummation of such event, this Warrant will be exercisable for the number, class and series of Company securities that Holder would have received had the Units been outstanding on and as of the consummation of such event, and subject to further adjustment thereafter from time to time in accordance with the provisions of this Warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, combinations substitutions, replacements or other similar events.

2.3    Adjustments for Diluting Issuances. Without duplication of any adjustment otherwise provided for in this Section 2, the Units shall be subject to anti-dilution adjustment from time to time in the manner set forth in the Company’s Certificate of Formation or the Operating Agreement, if any, as if the Units were issued and outstanding on and as of the date of any such required adjustment.

2.4    No Fractional Unit. No fractional Unit shall be issuable upon exercise of this Warrant and the number of Units to be issued shall be rounded down to the nearest whole Unit. If a fractional Unit interest arises upon any exercise of the Warrant, the Company shall eliminate such fractional Unit interest by paying Holder in cash the amount computed by multiplying the fractional interest by (i) the fair market value (as determined in accordance with Section 1.3 above) of a full Unit, less (ii) the then-effective Warrant Price.

2.5    Notice/Certificate as to Adjustments. Upon each adjustment of the Warrant Price, Class and/or number of Units, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Warrant Price, Class and/or number of Units and facts upon which such adjustment is based. The Company shall, upon written request from Holder, furnish Holder with a certificate of an Officer (as defined in the Operating Agreement) of the Company, including computations of such adjustment and the Warrant Price, Class and number of Units in effect upon the date of such adjustment.

SECTION 3.    REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1    Representations and Warranties. The Company represents and warrants to, and agrees with, the Holder as follows:

(a)    The initial Warrant Price referenced on the first page of this Warrant is not greater than the price per unit at which shares of the Class were last sold and issued prior to the Issue Date hereof in an arms-length transaction in which at least $500,000 of such units were sold.

(b)    All Units which may be issued upon the exercise of this Warrant shall, upon issuance, be duly authorized, validly issued, fully paid and non-assessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein, under the Operating Agreement or under applicable federal and state securities laws. The Company covenants that it shall at all times cause to be reserved and kept available out of its authorized and unissued units such number of units of the Class as will be sufficient to permit the exercise in full of this Warrant.

(c)    The Company’s capitalization table attached hereto as Schedule 1 is true and complete, in all material respects, as of the Issue Date.

3.2    Notice of Certain Events. If the Company proposes at any time to:

(a)    declare any dividend or distribution upon the outstanding units of the Class or common units, whether in cash, property, units, or other securities and whether or not a regular or periodic cash dividend or distribution (other than a distribution of cash upon the outstanding units of the Class made solely for the purpose of permitting the holders thereof to satisfy their respective federal and state tax obligations in respect of the taxable income of the Company);

(b)    offer for subscription or sale pro rata to the holders of the outstanding units of the Class any additional units of any class or series of the Company’s units (other than pursuant to contractual pre-emptive rights);

(c)    effect any reclassification, exchange, combination, substitution, reorganization or recapitalization of the outstanding units of the Class;

(d)    effect an Acquisition of the Company (or if the Borrower will effect an Acquisition of the Borrower) or to liquidate, dissolve or wind up; or

(e)    effect the initial, underwritten public offering and sale of the Company’s units pursuant to an effective registration statement under the Act (a “Company IPO”) or if the Borrower will effect an initial, underwritten public offering and sale of its common stock pursuant to an effective registration statement under the Act (a “Borrower IPO”);

then, in connection with each such event, the Company shall give Holder:

(1)    at least seven (7) Business Days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of outstanding units of the Class will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above;

(2)    in the case of the matters referred to in (c) and (d) above at least seven (7) Business Days prior written notice of the date when the same will take place (and specifying the date on which the holders of outstanding units of the Class will be entitled to exchange their units for the securities or other property deliverable upon the occurrence of such event); and

(3)    with respect to a Company IPO or Borrower IPO, at least seven (7) Business Days prior written notice of the date on which the Company or Borrower, as the case may be, proposes to publicly file its registration statement in connection therewith.

The Company will also provide information requested by Holder that is reasonably necessary to enable Holder to comply with Holder’s accounting or reporting requirements. Holder agrees that in handling any confidential information of the Company, Holder shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) subject to the terms and conditions of this Warrant, to Holder’s Subsidiaries or Affiliates, or in connection with Holder’s own financing or securitization transactions and upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; (b) to prospective transferees (other than those identified in (a) above) or purchasers of any interest in the Credit Extensions (as defined in the Loan Agreement) (provided, however, Holder shall, except upon the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision or to similar confidentiality terms); (c) as required by law, regulation, subpoena, or other order; (d) to Holder’s regulators or as otherwise required in connection with an examination or audit; and (e) to third party service providers of Holder so long as such service providers have executed a confidentiality agreement with Holder with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Holder’s possession when disclosed to Holder, or becomes part of the public domain after disclosure to Holder; or (ii) is disclosed to Holder by a third party, if Holder does not know that the third party is prohibited from disclosing the information. Holder may use confidential information for any purpose, including, without limitation, for the development of client databases, reporting purposes, and market analysis. The provisions of the immediately preceding sentence shall survive the termination of this Warrant. The agreements provided in this paragraph supersede all prior agreements, understanding, representations, warranties, and negotiations between the parties about the subject matter of this paragraph.

3.3    Tax Treatment of Warrant.

(a)    Application of Noncompensatory Option Treasury Regulations. The parties hereto acknowledge and agree that at the time of the execution of this Warrant, the Company and Holder intend that the Warrant be treated as a “noncompensatory option” within the meaning of Treasury Regulations Section 1.721-2(f). Therefore, unless and until this Warrant is exercised in accordance with its terms, the Company is taxed as a corporation under the Code (as defined below) (and only as to all periods commencing thereon or thereafter), or there is superseding authority under which the Company’s tax counsel determines in writing (and a copy thereof provided to Holder) such treatment is not appropriate, or a Final Determination (as defined below) to the contrary has been made, for federal and applicable state and local income tax purposes, the parties hereto agree to (i) treat the issuance of the Warrant as an open transaction and not as the issuance of a partnership or membership interest in the Company, (ii) treat each Holder, with respect to ownership of the Warrant, as the holder of a warrant or option exercisable for limited liability company units or interests and not as a partner or a Member of the Company, and (iii) consistent with the regulations promulgated by the Treasury Department (“Treasury Regulations”) under the Internal Revenue Code of 1986, as amended, or any successor statute (the “Code”) regarding noncompensatory partnership options, not allocate any profits or losses or other items of income, gain, deduction, loss or credit to a Holder of this Warrant with respect to this Warrant or the limited liability company interests issuable on exercise hereof prior to the exercise of this Warrant. The parties shall file all tax returns and information reports in a manner consistent with the foregoing, except to the extent otherwise required by the adoption of any superseding authority under which the Company’s tax counsel determines in writing (and a copy thereof provided to Holder) such treatment is not appropriate or a Final Determination. To the extent the Company, after consultation with its tax counsel, determines that it is required to make any disclosure regarding the treatment of this Warrant described above under Code Section 6662 or otherwise on its tax returns or other tax filings, the Company shall promptly notify Holder and, prior to filing, give Holder and its agents and representatives an opportunity to review and comment on any such disclosure. For purposes of this Section 3.3, “Final Determination” means, with respect to any issue, (x) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final and not subject to further appeal, (y) a closing agreement entered into under Code Section 7121 or any other binding settlement agreement entered into in connection with or in contemplation of an administrative or judicial proceeding, or (z) the completion of the highest level of administrative proceedings if a judicial contest is not or is no longer available.

(b)    Exercise of Warrant. Upon exercise of this Warrant, the parties agree, with respect to all periods prior to the date (if any) on which the Company began to be taxed as a corporation, to treat the exercise of this Warrant consistently with applicable Treasury Regulations, including, without limitation, to the extent allowed thereunder (i) establishing an initial Capital Account (as defined in the Operating Agreement) for Holder equal to the consideration paid or deemed paid to the Company for the issuance of this Warrant plus the fair market value of any property contributed to the Company upon exercise of this Warrant, if any, (ii) revaluing all Company assets and property immediately following exercise of this Warrant and allocating built-in gain or loss in the Company’s assets and property to Holder and then to the historic Members as contemplated under the Treasury Regulations and, to the extent such allocation is insufficient to adjust Holder’s Capital Account in accordance with its right to share in capital, shifting capital between Holder and the historic Members as contemplated under the Treasury Regulations, and (iii) making associated Code Section 704(c) allocations, including remedial allocations under Section 1.704-3(d) of the Treasury Regulations.

(c)    Effect on Tax Distributions. For purposes of determining the amount of any tax distribution made under the Operating Agreement to an exercising Holder who becomes a Member, any Code Section 704(c) allocations or “corrective allocations” made as contemplated in Section 3.3(b) to such Member shall be treated as taxable income allocated to such Member by the Company, a tax distribution shall be made with respect to such allocations, and any and all tax distributions to an exercising Holder (whether made pursuant to this Section 3.3(c) or the Operating Agreement) shall be computed in accordance with the Operating Agreement. If, pursuant to a Final Determination or otherwise, Holder is allocated taxable income with respect to this Warrant in respect of any period prior to exercise hereof and such Holder has not otherwise received a tax distribution under the Operating Agreement with respect to such amounts, and/or if Holder is with respect to any period prior to exercise hereof treated by federal or state tax authorities as a Member and the Units issuable upon exercise hereof treated as outstanding pursuant to Treasury Regulation 1.761-3 and/or any corresponding applicable state tax regulation, then promptly upon making such required allocation of taxable income to Holder or receipt of Holder’s written notice of such Final Determination, as applicable, the Company shall indemnify Holder from and against, and shall either make a payment to all appropriate taxing authorities (if required) in satisfaction of, or shall make a distribution of cash to Holder to cover, such Holder’s aggregate federal and state tax liabilities in respect of such amount of taxable income or treatment (which shall include, without limitation, (x) all interest, penalties and fines thereon, (y) and all penalties, fines and interest thereon, if any, in respect of Holder’s liability for failure to file tax returns in all applicable jurisdictions with respect to such periods for which such taxing authorities treat Holder as the owner of the Units, and (z) all amounts necessary for Holder to satisfy its aggregate federal and state tax liabilities in respect of such Company payments or distributions to Holder), and such payment or distribution shall be made prior to making any other subsequent distributions under the Operating Agreement. Notwithstanding the foregoing, this Section 3.3(c) shall not apply with respect to income to Holder from its sale or other disposition of this Warrant or of any securities issued on exercise hereof.

(d)    Conversion Liability. Notwithstanding anything to the contrary in this Section 3.3, the Company’s obligations under Section 3.3(c) above shall not apply to any tax liability or obligation of Holder under the Code or Treasury Regulations (or applicable state tax laws or regulations) arising upon and by reason of any Company (or any such successor entity’s) reorganization, conversion, tax election or the like following which the Company (or any successor entity) is taxed as a corporation under the Code.

(e)    Survival. The provisions of this Section 3.3 shall survive (i) the exercise of this Warrant and the sale or other disposition by Holder of the Units, and (ii) the expiration or earlier termination of this Warrant.

SECTION 4.    REPRESENTATIONS, WARRANTIES OF THE HOLDER.

The Holder represents and warrants to the Company as follows:

4.1    Purchase for Own Account. This Warrant and the securities to be acquired upon exercise of this Warrant by Holder are being acquired for investment for Holder’s account, not as a nominee or agent, and not with a view to the public resale or distribution within the meaning of the Act. Holder also represents that it has not been formed for the specific purpose of acquiring this Warrant or the Units.

4.2    Disclosure of Information. Holder is aware of the Company’s business affairs and financial condition and has received or has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the acquisition of this Warrant and its underlying securities. Holder further has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of this Warrant and its underlying securities and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to Holder or to which Holder has access.

4.3    Investment Experience. Holder understands that the purchase of this Warrant and its underlying securities involves substantial risk. Holder has experience as an investor in securities of companies in the development stage and acknowledges that Holder can bear the economic risk of such Holder’s investment in this Warrant and its underlying securities and has such knowledge and experience in financial or business matters that Holder is capable of evaluating the merits and risks of its investment in this Warrant and its underlying securities and/or has a preexisting personal or business relationship with the Company and certain of its officers, directors or controlling persons of a nature and duration that enables Holder to be aware of the character, business acumen and financial circumstances of such persons.

4.4    Accredited Investor Status. Holder is an “accredited investor” within the meaning of Regulation D promulgated under the Act.

4.5    The Act. Holder understands that this Warrant and the Units issuable upon exercise hereof have not been registered under the Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Holder’s investment intent as expressed herein. Holder understands that this Warrant and the Units issued upon any exercise hereof must be held indefinitely unless subsequently registered under the Act and qualified under applicable state securities laws, or unless exemption from such registration and qualification are otherwise available. Holder is aware of the provisions of Rule 144 promulgated under the Act.

4.6    Market Stand-off Agreement. The Holder agrees that the Units shall be subject to the Market Standoff provisions in Section 10.09 of the Operating Agreement or similar agreement.

4.7    Rights as Member; Operating Agreement. Without limiting any provision of this Warrant, Holder agrees that, as a Holder of this Warrant, it will not have any rights or obligations as a Member (as defined in the Operating Agreement) unless and until the exercise of this Warrant, and then only with respect to the Units issued upon such exercise. Upon exercise of this Warrant, the Company agrees that Holder shall automatically and without further action by any person be admitted as a Member under the Operating Agreement with respect to the Units issued upon such exercise, and Holder and such Units shall, subject to the provisions of Section 3.3 above, thereupon be subject to and bound by the Operating Agreement; provided, however, notwithstanding anything to the contrary in Section 10.05 of the Operating Agreement, Holder shall not be required to be bound by any non-competition, non-solicitation or similar agreement. Holder shall execute and deliver a counterpart signature page, joinder agreement, instrument of accession or similar instrument to the Operating Agreement, in form and substance reasonably acceptable to the Company and Holder, upon the Company’s request following exercise hereof.

SECTION 5.    MISCELLANEOUS.

5.1    Term. Subject to the provisions of Section 1.6 above, this Warrant is exercisable in whole or in part at any time and from time to time on or before 6:00 PM, Eastern time, on the Expiration Date and shall be void thereafter.

5.2    Legends. If the Company’s units are then certificated, each certificate evidencing Units (and each certificate evidencing the securities issued upon conversion of any Units, if any) shall be imprinted with a legend in substantially the following form:

THE UNITS EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE AND, EXCEPT AS SET FORTH IN THAT CERTAIN WARRANT TO PURCHASE LIMITED LIABILITY COMPANY INTERESTS ISSUED BY THE ISSUER TO SILICON VALLEY BANK DATED JUNE [    ], 2018, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED UNLESS AND UNTIL REGISTERED UNDER SAID ACT AND LAWS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER, SUCH OFFER, SALE, PLEDGE OR OTHER TRANSFER IS EXEMPT FROM SUCH REGISTRATION.

5.3    Compliance with Securities Laws on Transfer. This Warrant and the Units issued upon exercise of this Warrant (and the securities issuable, directly or indirectly, upon conversion of the Units, if any) may not be transferred or assigned in whole or in part except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company, as reasonably requested by the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to SVB Financial Group (Silicon Valley Bank’s parent company) or any other affiliate of Holder, provided that any such transferee is an “accredited investor” as defined in Regulation D promulgated under the Act. Additionally, the Company shall also not require an opinion of counsel if there is no material question as to the availability of Rule 144 promulgated under the Act.

5.4    Transfer Procedure. After receipt by Silicon Valley Bank of the executed Warrant, Silicon Valley Bank will transfer all of this Warrant to its parent company, SVB Financial Group. By its acceptance of this Warrant, SVB Financial Group hereby makes to the Company, as of the date of such transfer, each of the representations and warranties set forth in Section 4 hereof and agrees to be bound by all of the terms and conditions of this Warrant as if the original Holder hereof. Subject to the provisions of Section 5.3 and upon providing the Company with written notice, SVB Financial Group and any subsequent Holder may transfer all or part of this Warrant or the Units issuable upon exercise of this Warrant (or the securities issuable directly or indirectly, upon conversion of the Units, if any) to any transferee, provided, however, in connection with any such transfer, SVB Financial Group or any subsequent Holder will give the Company notice of the portion of the Warrant being transferred with the name, address and taxpayer identification number of the transferee and Holder will surrender this Warrant to the Company for reissuance to the transferee(s) (and Holder if applicable); and provided further, that any subsequent transferee other than SVB Financial Group shall agree in writing with the Company to be bound by all of the terms and conditions of this Warrant. Notwithstanding any contrary provision herein, at all times prior to a Company IPO or Borrower IPO, Holder may not, without the Company’s prior written consent, transfer this Warrant or any portion hereof, or any Units issued upon any exercise hereof, or any units or other securities issued upon any conversion of any Units issued upon any exercise hereof, to any person or entity who directly competes with the Company, except in connection with an Acquisition of the Company by such a direct competitor.

5.5    Notices. All notices and other communications hereunder from the Company to the Holder, or vice versa, shall be deemed delivered and effective (i) when given personally, (ii) on the third (3rd) Business Day after being mailed by first-class registered or certified mail, postage prepaid, (iii) upon actual receipt if given by facsimile or electronic mail and such receipt is confirmed in writing by the recipient, or (iv) on the first Business Day following delivery to a reliable overnight courier service, courier fee prepaid, in any case at such address as may have been furnished to the Company or Holder, as the case may be, in writing by the Company or such Holder from time to time in accordance with the provisions of this Section 5.5. All notices to Holder shall be addressed as follows until the Company receives notice of a change of address in connection with a transfer or otherwise:

SVB Financial Group

Attn: Treasury Department

3003 Tasman Drive, HA 200

Santa Clara, CA 95054

Telephone: 408-654-7400

Facsimile: 408-496-2405

Email: warradmi@svb.com

Notice to the Company shall be addressed as follows until Holder receives notice of a change in address:

YUMANITY HOLDINGS, LLC

790 Memorial Drive, Suite 2C

Cambridge, MA 02139

Attn: Paulash Mohsen

Telephone: (617) 409-5303

Facsimile: (617) 409-5202

Email: pmohsen@yumanity.com

With a copy (which shall not constitute notice) to:

GOODWIN PROCTER LLP

100 Northern Avenue

Boston, MA 02210

Attn: Stuart M. Cable

Telephone: (617) 570-1322

Facsimile: (617) 523-1231

Email: scable@goodwinlaw.com

5.6    Waiver. This Warrant and any term hereof may be changed, waived, discharged or terminated (either generally or in a particular instance and either retroactively or prospectively) only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5.7    Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this Warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

5.8    Counterparts; Facsimile/Electronic Signatures. This Warrant may be executed in counterparts, all of which together shall constitute one and the same agreement. Any signature page delivered electronically or by facsimile shall be binding to the same extent as an original signature page with regards to any agreement subject to the terms hereof or any amendment thereto.

5.9    Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to its principles regarding conflicts of law.

5.10    Headings. The headings in this Warrant are for purposes of reference only and shall not limit or otherwise affect the meaning of any provision of this Warrant.

5.11    Business Days. “Business Day” is any day that is not a Saturday, Sunday or a day on which Silicon Valley Bank is closed.

[Remainder of page left blank intentionally]

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Warrant to Purchase Limited Liability Company Interests to be executed by their duly authorized representatives effective as of the Issue Date written above.

“COMPANY”

YUMANITY HOLDINGS, LLC

By:	/s/ Paulash Mohsen
Name:	Paulash Mohsen
(Print)
Title:	CBO

“HOLDER”

SILICON VALLEY BANK

By:	/s/ Lauren Cole
Name:	Lauren Cole
(Print)
Title:	Vice President

[Signature Page to Warrant to Purchase Limited Liability Company Interests]

APPENDIX 1

NOTICE OF EXERCISE

1.    The undersigned Holder hereby exercises its right purchase ___________ units of the Class A Preferred Units of YUMANITY HOLDINGS, LLC (the “Company”) in accordance with the attached Warrant To Purchase Limited Liability Company Interests, and tenders payment of the aggregate Warrant Price for such units as follows:

[ ]	check in the amount of $________ payable to order of the Company enclosed herewith

[ ]	Wire transfer of immediately available funds to the Company’s account

[ ]	Cashless Exercise pursuant to Section 1.2 of the Warrant

[ ]	Other [Describe] __________________________________________

2.    If units of the above stated Class are currently certificated by the Company, please issue a certificate or certificates representing the Units in the name specified below:

Holder’s Name

(Address)

3.    By its execution below and for the benefit of the Company, Holder hereby restates each of the representations and warranties in Section 4 of the Warrant to Purchase Limited Liability Company Interests as of the date hereof.

HOLDER:

By:

Name:

Title:

Date:

Appendix 1

SCHEDULE 1

Company Capitalization Table

See attached

Schedule 1